Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-146373


PROSPECTUS SUPPLEMENT



                       MERIDIAN INTERSTATE BANCORP, INC.
                 (Holding Company for East Boston Savings Bank)

THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE PROSPECTUS OF MERIDIAN INTERSTATE BANCORP, INC. DATED NOVEMBER 13, 2007 AND THE PROSPECTUS SUPPLEMENT DATED DECEMBER 26, 2007. THIS PROSPECTUS SUPPLEMENT SHOULD BE READ TOGETHER WITH THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DATED DECEMBER 26, 2007.

         THE RESOLICITATION OF SUBSCRIBERS IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS HAS CONCLUDED.

         As of January 5, 2008, we received orders in the subscription and community offerings totaling approximately 7,395,632 shares ($73,956,320), not including shares to be purchased by the employee stock ownership plan. In order to complete the offering of our common stock, we must sell at least 8,542,500 shares of common stock, which is the minimum of our offering range.

         WE ARE COMMENCING A SYNDICATED COMMUNITY OFFERING.

         The syndicated community offering will be conducted through a syndicate of broker-dealers that will be managed by Keefe, Bruyette & Woods, Inc. Neither Keefe, Bruyette & Woods nor any other member of the syndicate group will be required to purchase any shares in the offering. The terms and conditions of the syndicated community offering are more fully set forth in Meridian Interstate Bancorp's prospectus dated November 13, 2007 and prospectus supplement dated December 26, 2007. The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription and community offering.

         In the syndicated community offering, both the individual purchase limitation and the overall purchase limitation for persons, with associates, or persons acting in concert, are 9.99% of the common stock sold in the offering (845,707 shares at the minimum of the offering range and 1,144,192 shares at the maximum of the offering range), provided that orders for stock exceeding 5% of the total offering (427,125 shares at the minimum of the offering range and 577,875 shares at the maximum of the offering range) shall not exceed in the aggregate 10% of the total offering (854,250 shares at the minimum of the offering range and 1,155,750 shares at the maximum of the offering range).

         THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR THE DEPOSITORS INSURANCE FUND.

         NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL RESERVE BOARD, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                             KEEFE, BRUYETTE & WOODS

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           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 7, 2008.